EXHIBIT 99.2

FINAL TRANSCRIPT

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Conference Call Transcript

Event Date/Time: Nov 08, 2011 / 03:00PM GMT

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FINAL TRANSCRIPT

Nov 08, 2011 / 03:00PM GMT, STFC—Q3 2011 State Auto Financial Corp Earnings Conference Call

CORPORATE PARTICIPANTS

Steve English

State Auto Financial Corp.—Chairman, CEO, President

Bob Restrepo

State Auto Financial Corp.—CFO

CONFERENCE CALL PARTICIPANTS

Matt Rohrmann

Keefe Bruyette & Woods—Analyst

Paul Newsome

Sandler O’Neill Asset Management—Analyst

Ryan Byrnes

Macquarie Research—Analyst

Larry Greenberg

Langen McAlenney—Analyst

PRESENTATION

Operator

Good morning and thank you for standing by. I would like to remind all parties that your lines have been placed on listen-only until the question-and-answer portion of today’s conference. (Operator Instructions). Today’s conference is being recorded. If you should have any objections, you may disconnect at this time.

It is now my pleasure to introduce your speakers for today, Mr. Bob Restrepo, Chairman and Chief Executive Officer, and Mr. Steve English, Chief Financial Officer. Thank you gentlemen. You may begin.

Steve English—State Auto Financial Corp.—Chairman, CEO, President

Thank you Emily. Good morning and welcome to our third-quarter 2011 earnings conference call. Today I’m joined by several members of STFC’s senior management team — our Chairman, President and CEO Bob Restrepo; Chief Investment Officer Jim Duemey; Chief Actuarial Officer Matt Mrozek; and our Chief accounting Officer and Treasurer Cindy Powell. Today’s call will include prepared remarks by our CEO, Bob Restrepo, and me, after which we will open the lines for questions.

Please note our comments today may include forward-looking statements which by their nature involve a number of risk factors and uncertainties which may affect future financial performance. Such risk factors may cause actual results to differ materially from those contained in our projections or forward-looking statements. These types of factors are discussed at the end of our press release as well as in our annual and quarterly filings with the Securities and Exchange Commission to which I refer you.

A financial package containing reconciliations of certain non-GAAP measures, along with supplemental financial information, was distributed to registered participants prior to this call and made available to all interested parties on our website, www.StateAuto.com under the Investor section as an attachment to the press release.

Now I’ll turn the call over to STFC’s Chairman, President, and CEO, Bob Restrepo.

Bob Restrepo—State Auto Financial Corp.—CFO

Thank you Steve. Good morning everyone.

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Nov 08, 2011 / 03:00PM GMT, STFC—Q3 2011 State Auto Financial Corp Earnings Conference Call

State Auto posted a second consecutive quarterly loss in the third quarter. On October 17, we announced the estimated pretax impact of the third-quarter catastrophe losses to be between $60 million and $63 million. The reported number is $61 million and the breakdown is $25 million of prior-period development from second-quarter 2011 catastrophes, $16 million from Hurricane Irene, and $20 million from other third-quarter catastrophe events. As a reminder, these numbers far exceed State Auto Financial Corporation’s historical five-year average catastrophe losses for the quarter of approximately $25 million. Our third quarter catastrophe loss ratio of 17 points is nearly double our five-year average of 8.8%. Year-to-date STFC has $232.9 million of catastrophe losses, which is the highest in our Company’s history and well over the third-quarter five-year average loss ratio of 11.5%.

In addition to unprecedented catastrophe events, we strengthened Workers Compensation reserves on prior accident year lifetime disability cases and our legacy State Auto book. All-in, the result is a net loss of $58.7 million, or $1.46 a diluted share. The loss from operations per diluted share for the quarter was $1.62 versus a net loss last year in the same period of $0.04.

Our GAAP combined ratio for the quarter was 122.4% versus 105.9% for the same quarter last year. Year-to-date, STFC recorded a net loss of $247.4 million, or $6.15 per diluted share, and the GAAP combined ratio for the first nine months of the year was 124.2% compared to 106.9% for the same period in 2010.

Combined with the net deferred tax valuation allowance we initially booked last quarter, our capital levels have dropped approximately by a third since the beginning of the year. As a result, we’ve taken a series of actions to reduce volatility, improve earnings, and strengthen our long-term capital position. These include revising the reinsurance pooling arrangement between STFC and State Auto Mutual to 65% from 80%, pursuing a quota share reinsurance treaty covering as much as 65% of our Homeowners business, and discontinuing retiree medical coverage for most of our active employee base and certain retirees.

Over the next few minutes, I’ll comment on operating results, including actions we have underway to improve earnings. Following that, Steve will comment on the actions we’ve undertaken to improve our short-term capital position and enable the completion of our property insurance remediation and Specialty Insurance diversification plans.

In Personal Lines, our personal auto business remains profitable, but loss ratio deteriorated a bit because of increased frequency of bodily injury large losses. Frequency of large losses has increased while severity remains unchanged. We’ve seen no indication of adverse selection but are taking additional pricing actions to improve results.

Uninsured and underinsured motorist activity — claim activity is up a bit relative to past trends but stable. Industrywide miles driven remains fairly flat and our risk profile remains unchanged. Results will improve with price increases.

Our written premium is down 7.9%, driven by the runoff in the nonstandard automobile business, which we sold. Policy count is also down in our core states of Ohio, Indiana, Kentucky and Tennessee due to our aggressive Homeowners underwriting and pricing actions. Year-to-date written premiums declined 6.6% but prices are up 2.5%.

In Homeowners, the story is still cats. Large losses are up relative to the third quarter of 2010 but are comparable to historical trends. The real story continues to be the weather. Our catastrophe loss ratio on the Homeowners line was 58% in the quarter, up significantly from our five-year average of 34% in the third quarter. Results were driven by development from second-quarter losses and losses incurred from Hurricane Irene. The additional second-quarter development was caused by the unprecedented loss severity we experienced, particularly with an increased frequency of property losses in the $50,000 range.

Ex-catastrophe Homeowner results were also hurt by an unusual run of large liability losses which is generally a very low percentage of our overall claim payout.

Year-to-date loss trend increases are still running close to 10%. Even after increasing prices by over 30% over the last three years, we’ll need at least another 20% price increase to keep up with these double-digit loss trends. We plan to get most of this 20% price increase in 2012. Year-to-date, prices have increased another 10%. Our policy count is down almost 3% in the third quarter and 2% year-to-date driven by exposure losses in core and nontargeted states. In the third quarter, we filed for rate increases of 17.4%, most of which will impact 2012 written premium results.

In Business Insurance, premium growth is flat but we’re seeing new business lift from our BOP Choice product. Retention is improving and overall price per exposure is flat. Non-cat non-weather loss ratio results showed solid improvement resulting from a decline in large loss activity. But this was more than offset by catastrophe and non-catastrophe weather-related losses.

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Nov 08, 2011 / 03:00PM GMT, STFC—Q3 2011 State Auto Financial Corp Earnings Conference Call

Commercial auto loss ratio has improved driven by fewer large losses and a continued decline in pure premium loss trends. Premium in new business continues to decline but at a reduced rate. Severity is low and pricing per exposure is flat.

In the BOP line, non-cat non-weather results also improved but overall results were hurt by over 20 percentage points of catastrophe and weather related events. Loss trends are up fairly significantly, driven by the weather, growth is solid, and pricing is flat.

In Other Property, non-cat non-weather results also improved. Similar to the BOP line though, cat and weather losses increased by 20 percentage points in the quarter. Growth is down a bit as business is rewritten to the new BOP Choice form. Loss trends are up driven, again, by the weather. Large losses in the liability line are flat, overall loss ratios deteriorated somewhat by poor experience that we had in our middle market business during the quarter. Pure premium trends remain manageable. Price per exposure in this line is also pretty flat.

Loss ratios in the Specialty segment are elevated due to the revaluation of lifetime disability case reserves in our legacy State Auto Workers Compensation book. We’ve been integrating the Workers Compensation business previously written by ‘State’ Auto with RTW, our Workers Compensation specialty subsidiary. As part of this integration, we reviewed files where we have lifetime disability cases outstanding. Some 300 files were not appropriately reserved to reflect the ultimate value of medical and indemnity expenses. This process is behind us now and we are now comfortable that we have appropriate case reserves going forward. The net impact to our results in the quarter was $5.4 million. Approximately 60% of the financial impact related to these claims were related to claims on accident years 2006 and prior.

Our Rockhill Excess and Surplus subsidiary continues to produce underwriting profits and double-digit growth. Overall, we’re also pleased with the underwriting results from our alternative risk and program management subsidiary, RED. One large Commercial auto program is performing poorly and we’re addressing it with appropriate underwriting and pricing actions.

Expense ratios are up a bit primarily due to deferred acquisition costs, or DAC. Investment income is up modestly relative to the third quarter last year but down relative to the second quarter of 2011. The driver is TIPS where returns were better than last year but less than the strong performance we saw last quarter.

With that, I’ll turn you over to Steve before we open it up for your questions.

Steve English —State Auto Financial Corp.—Chairman, CEO, President

Thank you Bob.

At September 30, 2011, our GAAP book value per share was $14.94, down $1.83 per share from June 30, 2011 and $6.29 per share from December 31, 2010. A combination of factors has contributed to these declines, including our operating results driven mostly by the weather and the recording of the deferred tax valuation allowance. The book value per share impacted deferred tax valuation allowance at September 30, 2011 is $3.58 per share.

In the third quarter, net unrealized investment losses totaling $10.4 million driven by the equity markets negatively impacted book value. Fixed income valuations improved in the third quarter. On a year-to-date basis, we have overall net unrealized investment gains of $8.3 million.

Our statutory surplus has been impacted by these same factors, except we do not get to reflect the improvement in fixed income security valuations in our statutory surplus in accordance with statutory accounting rules. Our statutory surplus at September 30, 2011 stands at $473 million.

Before I cover the expected impact of the actions we are announcing, I would like to comment on income taxes and provide an update on our line of credit. We discussed the reasons for the deferred tax valuation allowance last quarter and it is further disclosed in our financial statements, so I will not repeat that here. However, I would like to clarify why our income statement reflects net tax expense in the third quarter, which is counterintuitive, given the operating loss.

ASC 740 contains guidance on how income tax is to be allocated within an accounting period, or as it is called, the intra-period tax allocation. This is the process by which total tax expense or benefit for the period is allocated among several balance sheet and income statement items such as other comprehensive income and continuing operations. The tax effect of pretax income or loss from continuing operations generally excludes sources of income or loss not included in continuing operations. ASC 740 contains an exception to that approach where the loss from continuing operations exists or is expected and a deferred tax valuation allowance is present. We find ourselves within this exception for purposes of allocating

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Nov 08, 2011 / 03:00PM GMT, STFC—Q3 2011 State Auto Financial Corp Earnings Conference Call

intra-period taxes. As a result, we had allocated a tax benefit in the quarter to other comprehensive income, reflecting the drop from June to September on a year-to-date basis in our net unrealized investment gains. Accordingly, this requires a charge to the income statement to offset this benefit under the allocation rules. The end result is our net deferred tax asset and our book value per share are unaffected by this allocation process. Beyond small adjustments from filing our 2010 returns this past quarter, the tax expense you see recorded in the income statement is offset by tax benefit recorded in other comprehensive income, thereby having no overall effect on our book value. In future periods, we will continue to evaluate the intra-period allocation in light of this exception.

At the end of last quarter, I discussed our Bank group waving a minimum capital covenant associated with our $100 million line of credit. I’m pleased to report we terminated the old line of credit and entered into a new line of credit on September 29, 2011. The new line is for $100 million with the ability to increase it to $150 million and is available for general corporate purposes. The agreement is in place for a five-year term and contains financial covenants for minimum net worth and a maximum debt-to-capital ratio. We are in compliance with the new line of credit as of September 30, 2011.

Turning back to the capital actions we are announcing, I would like to summarize certain estimated GAAP and statutory impacts before discussing each individually in greater detail. The change in our pooling agreement, placing additional reinsurance and the changes in our retiree medical plan, all should positively impact our capital positions in the fourth quarter of 2011. We expect to record, effective at the end of the year, ceding commissions associated with the pooling change in additional reinsurance. This will positively impact our statutory surplus levels while reducing leverage in capital levels required by regulators and rating agencies. For GAAP purposes, these will not result in material changes in GAAP equity, as the ceding commissions will essentially reduce our DAC balances. The changes in retiree medical plans will benefit both GAAP equity and statutory surplus as we reduce a significant liability from our balance sheet.

With the reduction in capital, we recognize the need to balance near-term risks with long-term opportunities. This is why we have chosen a strategy combining very cost-effective reinsurance with the State Auto Group, the pool change, with pursuing third-party reinsurance to further reduce leverage and manage risk and volatility by specifically targeting our Homeowners line of business. When our Homeowner remediation actions are completed, we anticipate reducing or eliminating the third-party reinsurance.

To arrive at the appropriate pool percentage change, we evaluated several factors, including net written premiums to surplus ratios, RBC levels of individual companies, rating agency capital adequacy models, as well as the absolute amount of capital held today and the amount expected from our actions. We considered the range of risk to future capital levels, taking into account our investment strategies as well as our exposure to catastrophe losses.

Included in our statistical financial package is a pro forma income statement for the first nine months of 2011 assuming the pooling change was effective January 1, 2011. The pro forma illustrates the reduction in earned premium losses and loss expenses and acquisition and operating expenses. It also illustrates a reduction in investment income which occurs with the transfer of net assets associated with transferring liabilities, net of ceding commissions. Had the pooling change been in effect at the beginning of the year, our pro forma loss before federal income taxes would have been $136.8 million, a reduction of $37.4 million compared to our reported results. The impact in 2012 will depend on future results and actual balances transferred at December 31, 2011.

In regards to third-party reinsurance, we are working with our property broker and have held discussions with potential reinsurance partners outlining our remediation plans and objectives. While there is much work yet to be done, we anticipate putting in place a Homeowners quota share treaty by the end of the year. Our objective is to further reduce leverage while obtaining additional catastrophe protection. Ceding commissions from the quota share treaty will increase statutory surplus. The anticipated net impact will be improved capital ratios and lower volatility. We expect to have more details to discuss during our fourth-quarter earnings call.

As mentioned in our press release, the Company announced yesterday changes to our retiree healthcare benefits. Our post-retirement health care plan has provided both pre-65 and post-65 coverage to certain eligible employees. The plan was essentially founded upon a pay-as-you-go basis. Accordingly, at December 31, 2010, the financial statements reflected a liability totaling approximately $117 million. We continued to recognize expense for the first nine months of 2011. While the final impact will be determined as we complete the valuation of the plan in the fourth quarter, we are presently estimating, on a pro forma basis, September 30, 2011 stockholders equity will increase by approximately $100 million, which includes an estimated pretax curtailment gain of approximately $80 million. Annual expense savings associated with this change is expected to be in the range of $8 million to $9 million annually.

On a statutory basis, we estimated this change to benefit statutory surplus by approximately $30 million. These figures differ due to differences in the GAAP and statutory accounting bases where GAAP recognizes both vested and non-vested associates and statutory only vested Associates.

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Nov 08, 2011 / 03:00PM GMT, STFC—Q3 2011 State Auto Financial Corp Earnings Conference Call

I would like to point out we anticipate some of this benefit will be offset by our pension plan revaluation done annually in the fourth quarter, primarily due to lower discount rates and lower investment earnings rates. We will be in a position to discuss this in greater detail also in our fourth-quarter earnings call.

With that, we would like to open the line for questions that you may have.

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Nov 08, 2011 / 03:00PM GMT, STFC—Q3 2011 State Auto Financial Corp Earnings Conference Call

QUESTION AND ANSWER

Operator

(Operator Instructions). Matt Rohrmann.

Matt Rohrmann—Keefe Bruyette & Woods—Analyst

Good morning. I guess a lot of moving parts. I guess is there any estimated range on what the cost of the quota share cover would be? Bob, I believe you said it would cover 65% of Homeowners business. Is that — the 65% synonymous with the 65% change in the pooling arrangement, or is that 65% of the book that State Auto, the public company, would retain?

Bob Restrepo—State Auto Financial Corp.—CFO

No, 65% is merely coincidental, and we haven’t finished negotiation as yet with the markets, so I said as much as 65%. It could be modestly higher; it could be modestly lower. But it will be a big number. 65% is what we’re modeling right now. Steve has been very involved in discussing this placement with our broker and with potential players on the line. I’ll ask Steve to talk about the ceding commission. Obviously, we don’t know yet, but we’ve estimated a range.

Steve English—State Auto Financial Corp.—Chairman, CEO, President

I’m not in a position to actually quote a cost yet. We have been working with our property broker, modeling out the book. Of course, we have some estimates in mind that we’ll be discussing with the reinsurers, but at this point, it’s premature to disclose that cost.

Matt Rohrmann—Keefe Bruyette & Woods—Analyst

Okay. Understood. Then Steve, you said there would be a $100 million increase to GAAP equity with the changes in the retiree program. Is that a fourth-quarter adjustment?

Steve English—State Auto Financial Corp.—Chairman, CEO, President

Yes.

Matt Rohrmann—Keefe Bruyette & Woods—Analyst

Then given all the other changes, I just want to make sure I’m clear on this. You said that with the changes in the pooling change, the overall loss would have been $136.8 million for year-to-date as opposed to the reported numbers?

Steve English—State Auto Financial Corp.—Chairman, CEO, President

Yes. Page 2 of 13 in our supplement has all of that information for you.

Operator

Paul Newsome.

Paul Newsome—Sandler O’Neill Asset Management—Analyst

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Nov 08, 2011 / 03:00PM GMT, STFC—Q3 2011 State Auto Financial Corp Earnings Conference Call

Good morning. I’m sorry to make you repeat this because I missed a little — and I missed a little bit of the first. But the reinsurance coverage is in excess of loss agreement? Is that fair?

Bob Restrepo—State Auto Financial Corp.—CFO

Paul, it’s going to be a quota share.

Paul Newsome—Sandler O’Neill Asset Management—Analyst

Quota share. So we should expect essentially something like 65% of your business to be moved off your income statement?

Bob Restrepo—State Auto Financial Corp.—CFO

That’s correct.

Paul Newsome—Sandler O’Neill Asset Management—Analyst

Respectively.

Bob Restrepo—State Auto Financial Corp.—CFO

Once we settle on the exact number, yes, that will be a quota share.

Steve English—State Auto Financial Corp.—Chairman, CEO, President

Yes, up to 65% of the Homeowners book.

Paul Newsome—Sandler O’Neill Asset Management—Analyst

Of the Homeowners book. the — as I look at the model, if I put in what I think is about a normal cat load, about 8%, it looks like you’re still unprofitable both sort of across the book. Could you talk about what you’re trying to do sort of ex-Homeowners business to improve those results? Is it just about price? Am I completely off?

The other question I have is I’d love to be able to talk about this on an accident year basis. I heard what you said about the reserve developed for Workers Comp, but I’m curious about what’s going on with reserves for the entire Company.

Bob Restrepo—State Auto Financial Corp.—CFO

I think there’s three questions in there. I’ll talk specifically about ex-cat Homeowner results, or ex-cat results across the board.

Paul Newsome—Sandler O’Neill Asset Management—Analyst

Across the board.

Bob Restrepo—State Auto Financial Corp.—CFO

It obviously varies by line. For the major lines, Personal Automobile, we remain profitable. When we look at our results on over the last five years, we call ourselves top quartile. We have grown faster than the industry and produced combined ratios well in excess of the industry as we rolled out

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Nov 08, 2011 / 03:00PM GMT, STFC—Q3 2011 State Auto Financial Corp Earnings Conference Call

a new product and as we grew. So we’re very pleased with our Personal Automobile results and prospects. Homeowners, we’ve been targeting an ex-cat loss ratio in the mid to low 40s%. We had a good run rate about a year or so ago, and the loss inflation was well in excess of historical trends. So the double-digit price increases we were getting just weren’t even keeping up with the ex-cat loss trends. Between the price of oil and the demand surge caused by the terrible weather we’ve had over the past four years, the pure premium is up fairly significantly in Homeowners.

So, obviously, the reinsurance, what we are trying to do with deductibles addresses what we’ve done with agency terminations over the past couple of years, lowering our profile in our larger estates. That’s all about getting greater geographic concentration. We just haven’t been able to do it fast enough using conventional means, which is why we’ve opted to pursue this quota share.

On an ex-cat, it is more price. We’ve been, as I said in my comments, we’ve had a 30% price increase. With the pure premium trend escalating in really an unprecedented way, we need more price increases. We expect, in order to achieve adequate prices in a “normalized” year, we need at least another 20% of price increase to get our ex-cat loss ratios into the mid to low 40s%. That would accommodate, on an annual basis, about a 25% catastrophe loss ratio in Homeowners.

So quota share buys us time to diversify, but it also we think will reduce the impact. Since the quota share is specifically targeted for Homeowners, it’s going to reduce the impact of the entire book of our most troublesome line, Homeowners.

Commercial Lines and Business Insurance our Commercial Automobile results are — have been pretty good. We need some price there. As I’ve mentioned in earlier quarters, we’ve had more aggressive case management on a case basis reserve for all of our Casualty lines. That — I think we’ve and through that process as we’ve integrated and restructured our claim operations. As I again mentioned not just for Automobile but for all our Casualty lines other than Comp, we’ve seen a diminishment in our large loss activities and we need to get some price increases. The pure premium trends are still negative for Commercial Automobile and for General Liability, but to improve margins for us is price as is true for the industry.

Property, our issue is, particularly in this quarter, is the weather. We’ve been unduly affected by the weather in Commercial Property, both BOP and other Commercial Property, much more so than we usually see. It’s generally been a Homeowners issue, not a Commercial property, at least not to the extent that we’ve seen.

Workers Compensation, I’m sure there is — we’ve highlighted it as part of our new Specialty segment. It’s not a result of any new business; it’s not a result of any programs that we’re writing through RED or through our Excess and Surplus or through RTW. RTW’s results have improved nicely. These are all old cases. That is we’ve had improved our expertise in the Workers Compensation line with deploying RTW. We’ve recognized that the case reserves were on the light side, and they’ve been on the light side for some time. We didn’t have adequate bulk reserves to cover the case basis revaluation. That process has been going on for about six months. As I said, we’ve taken a long careful look at all the files, and we’re very comfortable with where we are right now. That’s all process, again, leveraging the investment we’ve made with RTW, and we feel comfortable that our results going forward in the hands of RTW, we’re going to produce better Workers Compensation results than we have in the past. They bring a level of expertise that we simply didn’t have in the past, and that affected our case reserves.

The only other thing I’ll mention is, as I said in my comments, we’re very pleased with our Rockhill E&S subsidiary. They’re producing underwriting profits. They’re producing nice growth, not unusual but good growth, and we’re seeing lots of opportunities as the market begins to firm.

Operator

Ryan Byrnes.

Ryan Byrnes—Macquarie Research—Analyst

Good morning guys. I just wanted to get just a little bit of understanding on the Homeowners, the 20% rate increase. Obviously, you’re trying to look to get that done in 2012. But I guess how realistic it — is it just you’ll see a 20% rate increase? I guess how should we view I guess your retentions in the Homeowners line going forward?

Bob Restrepo—State Auto Financial Corp.—CFO

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Nov 08, 2011 / 03:00PM GMT, STFC—Q3 2011 State Auto Financial Corp Earnings Conference Call

We’ve already filed for a substantial amount of the rate increases that we expect to see. The number that I quoted in the script of 17.4% covers about seven states. It’s in place. We continue every quarter to file significant rate increases. We’ve triaged our states into A, B and C. We have significant price increases that we’ve either already filed or plan to supplement existing filings, particularly for our most troublesome state. The overall rate plan for 2012 is 15%, and that’s what we expect to impact our written premium results, is a 15% rate increase.

Ryan Byrnes—Macquarie Research—Analyst

But how should we be thinking about renewal retention at that point though with a 15% rate increase? I would have to imagine there would be some sort of retention decrease.

Bob Restrepo—State Auto Financial Corp.—CFO

Their retention — the retention results that we’ve had over the last three years were pretty significant price increases. Frankly, some of the feedback we got from the reinsurers as we present our remediation plans is we’ve been ahead of the market. Despite the fact of being ahead of the market, our retention has held up very well. New business has dried up, and it’s also had an effect on our profitable Automobile production. But retention has really not been affected that much.

We expect retention will decline going forward because we’ll be accelerating some agency actions, agency terminations in selected territories where we think we still may be a bit over concentrated. But concentration isn’t our issue; it’s really profitability. We’ve addressed most of our concentration issues. Our issue is really going to be taking actions with agents that are chronically unprofitable in Personal Lines. So it’s the agency actions that will affect our retention going forward, not our pricing actions.

Ryan Byrnes—Macquarie Research—Analyst

Great. Then just quickly one last thing for the pro forma I saw that you guys announced that we should be pulling back $300 million in investment assets. I guess, just from a pure liability side, should it be a similar — I guess will equity be hit — how should we view it hitting equity? Should it just be — will there be any I guess change to equity when the pooling arrangement shifts?

Steve English—State Auto Financial Corp.—Chairman, CEO, President

No. Generally speaking, when we do a pool change, it has minimal effect on GAAP equity losses, unearned premium reserves, net of the ceded commission, which reduces DAC, then assets as your plug in terms of what moves off the balance sheet.

Ryan Byrnes—Macquarie Research—Analyst

Great. Thanks for the answers guys.

Operator

Matt Rohrmann.

Matt Rohrmann—Keefe Bruyette & Woods—Analyst

Sorry, one last one. Bob, I know you and Steve had talked about the runoff business for nonstandard still dragging Auto results. How much more of that business is there to go? What’s sort of your outlook for Personal Auto growth going forward?

Bob Restrepo—State Auto Financial Corp.—CFO

I think the impact on our 2012 results will be de minimis.

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Nov 08, 2011 / 03:00PM GMT, STFC—Q3 2011 State Auto Financial Corp Earnings Conference Call

Matt Rohrmann—Keefe Bruyette & Woods—Analyst

Okay. Great, thanks.

Operator

Paul Newsome.

Paul Newsome—Sandler O’Neill Asset Management—Analyst

I didn’t hear the accident year versus calendar year results.

Steve English—State Auto Financial Corp.—Chairman, CEO, President

As you know, we discuss that in the fourth quarter. At this point, I can tell you that we still are having favorable runoff for prior accident years but it is less in the current year than what we’ve experienced the past couple of years.

Paul Newsome—Sandler O’Neill Asset Management—Analyst

Thanks.

Operator

Larry Greenberg.

Larry Greenberg—Langen McAlenney—Analyst

I’m just playing around with some numbers, and it appears to me that, with the quota share, assuming that it gets put in place, and I don’t know how you define normal cats anymore, if you have any insight on that, I’d be happy to listen. But it appears that the Homeowners quota share would take your — or potentially take your cat load down by well over 50% corporate-wide. I’m just wondering. Does that sound right to you, any thoughts on that?

Steve English—State Auto Financial Corp.—Chairman, CEO, President

Yes. This is Steve. The honest answer is I haven’t looked at it in that way, but listening to your logic, that doesn’t strike me as unreasonable, given that the preponderance of our cat load is from the Homeowners line. Getting rid of or shedding in excess of 50% of that line would result in that kind of drop. So I guess that would be my response.

Bob Restrepo—State Auto Financial Corp.—CFO

In terms of normal, I’m not — we don’t obviously have a very good definition of it either. The way we run it, both from a pricing standpoint as well as from a projection standpoint, is our five-year experience. Of course, our five-year experience has been terrible.

We, over the last couple of years, have changed our pricing methodology. Initially it could range as much as 20 to 40 years. Then we front-loaded it more towards the five-years, and we use almost exclusively the most recent five years’ experience for our pricing going forward. So that’s obviously weather changes, to some degree demographic changes. But something’s changed and the data we use for both risk management and pricing is much more current than maybe what we did three to five years ago.

Larry Greenberg—Langen McAlenney—Analyst

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Nov 08, 2011 / 03:00PM GMT, STFC—Q3 2011 State Auto Financial Corp Earnings Conference Call

Then my other question just has to do with the aggregate capital management changes that you’ve made. When I think about putting the quota share in place, that clearly would go a long way in reducing the Homeowners risk and the volatility in your book of business. Clearly, the changes to the retiree benefits is very helpful from a capital standpoint.

Then I’m kind of wondering about the change in the pooling arrangement if — assuming the other two were in place, why was that necessary? Is it just a function of the simplicity of reducing your leverage? Was that something the rating agencies pushed you to do, or can you just talk about it in that context?

Steve English—State Auto Financial Corp.—Chairman, CEO, President

Sure Larry. As I said in my prepared remarks, we looked at all of those factors. At the end of the day, with the dropping capital through nine months, clearly we’re at elevated leverage levels. We’re starting to see pressure on our BCAR calculations and other types of capital ratios. So what we were trying to achieve is a combination of the pool change and the external reinsurance to get us to a point where we were comfortable with the risk profile of STFC going forward, that the rating agencies and regulators were all comfortable with the risk profile, gives us the time to remediate the property issues and then down the road wean ourselves away from the quota share, which will bring that premium back onto the books. So it was an analysis that considered dozens of variables. When we completed the analysis, we felt that the most appropriate and prudent thing to do was to move from 80% to 65%.

Larry Greenberg—Langen McAlenney—Analyst

Okay. Then finally, have you had conversations with regulators? Do you have a fairly high level of confidence that this should go through without a problem?

Steve English—State Auto Financial Corp.—Chairman, CEO, President

We always have advanced conversations with regulators before we submit filings of this nature, so yes, we have had those conversations. I know of no reason at this point, based on those conversations, to expect that we will not be able to get this approved.

Larry Greenberg—Langen McAlenney—Analyst

Great, thank you.

Operator

(Operator Instructions).

Steve English—State Auto Financial Corp.—Chairman, CEO, President

Thank you Emily. We want to thank all of you for participating in our conference call and for your continued support and interest in State Auto Financial Corporation. We look forward to speaking with you again on our fourth-quarter call which is currently scheduled for February 16, 2012. Thank you and everyone have a nice day.

Operator

This concludes today’s conference. Thank you so much for joining. You may disconnect at this time.

FINAL TRANSCRIPT

Nov 08, 2011 / 03:00PM GMT, STFC—Q3 2011 State Auto Financial Corp Earnings Conference Call

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